AMENDMENT  NO.  2  TO  STOCK  PURCHASE  AGREEMENT


          Amendment No. 2 ("Amendment No. 2"), dated as of July 14, 2000, amending the Stock Purchase Agreement, dated as of June 16, 2000, as amended by Amendment No. 1, dated as of July 13, 2000 (the "Agreement"), by and between Tomkins Overseas Holdings S.A., a company organized under the laws of Luxembourg (the "Seller"), and RH Financial Corporation, a Nevada corporation (the "Buyer").

          WHEREAS, in accordance with Section 8.11 of the Agreement, the parties hereto desire to amend the Agreement to clarify the parties agreement that the Seller reimburse the Buyer for certain bonuses payable to the Company's employees and certain indemnification matters relating to title exceptions on the Talcott Street property.

          NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.                 Definitions.  Capitalized terms used herein and not otherwise
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defined  herein  shall  have  the  meaning  provided  therefor in the Agreement.

2.                 Amendment  to  Agreement.  The Agreement is hereby amended as
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set  forth  in  this  Section  2:

     a. Section 7.2(b)(i) of the Agreement is hereby amended to read in its entirety as follows:

     "No indemnification pursuant to clause (i) of Section 7.2(a) shall be made by the Seller unless the aggregate amount of Buyer Damages incurred exceeds $1,200,000 and, in such event, indemnification shall be made by the Seller only to the extent Buyer Damages incurred exceed $1,200,000 (except that matters arising from a breach of Section 2.14 in respect of (i) the Owned Real Property set forth on Section 7.2 of the Company Disclosure Schedule and (ii) the title exceptions to the Talcott Street property contained in Exhibit D attached hereto shall not be subject to the limitation in this Section 7.2(b)(i));"

     b. Section 4.9(b) of the Agreement is hereby amended by adding the following paragraph thereto:

     "(e) Buyer hereby agrees to pay the extraordinary bonus amounts (the "Extraordinary Bonus") set forth in the Special Retention Plans and the bonus amount the "Bonus" and together with the Extraordinary Bonus, the "Stay Bonuses") in The Red Wing Company plan set forth in Item 40 of the Company Disclosure Schedule (the "Salesman Bonus Plan") and the Seller hereby agrees to reimburse the Buyer for the entire amount of the non-discretionary portions of the Stay Bonuses. In addition, Buyer agrees to pay the discretionary bonus amounts determined by the Seller as called for in the Special Retention Plans and the Salesman Bonus Plan (the "Discretionary Bonuses") and the Seller agrees to reimburse the Buyer for the amount of the Discretionary Bonuses net of any Tax Benefit to Buyer, provided that the Company or Buyer shall have exercised its discretion with respect to the payment of the Discretionary Bonuses at the direction and sole discretion of the Seller."

3.                 Miscellaneous.  Except as expressly amended hereby, the terms
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and  conditions  of the Agreement shall continue in full force and effect.  This
Amendment No. 2 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. Wherever "Agreement" is referred to in the Agreement or in any other agreements, documents and instruments, such reference shall be to the Agreement as amended hereby.

4.                 Counterparts.  This  Amendment  No.  2 may be executed in any
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number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.                Governing Law.  This Amendment No. 2 shall be governed by, and
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construed  in  accordance with, the laws of the State of New York without regard to  the  conflict  of  laws  rules  thereof.

          IN WITNESS WHEREOF, the Seller and the Buyer have caused this Amendment No. 2 to be executed as of the date first written above by their respective officers thereunto duly authorized.


                         SELLER:
                         TOMKINS  OVERSEAS  HOLDINGS  S.A.


                         By:________________________________
                               Name:
                               Title:


                         BUYER:
                         RH  FINANCIAL  CORPORATION


                         By:_________________________________
                               Name: